Exhibit 10.2

DRS Services Agreement

This DRS Services Agreement (this “Agreement”) is entered into as of October 20, 2014, by and between DOMINION MIDSTREAM GP, LLC, a Delaware limited liability company (the “Company”), and DOMINION RESOURCES SERVICES, INC., a Virginia corporation (“DRS”). DRS is sometimes referred to herein as “Service Company.”

WHEREAS, each of the Company and DRS is a direct or indirect wholly-owned subsidiary of Dominion Resources, Inc., a Virginia corporation and a “holding company” as defined in the Public Utility Holding Company Act of 2005 (the “Act”) that is subject to regulation as such under the Act by the Federal Energy Regulatory Commission (“Dominion”);

WHEREAS, the Company is serving as the general partner of Dominion Midstream Partners, LP, a Delaware limited partnership (the “MLP”), and in such capacity, the Company will be taking actions on behalf of the MLP and on behalf of Cove Point GP Holding Company, LLC (“Cove Point Holdings”), a wholly-owned subsidiary of the MLP;

WHEREAS, DRS has been formed for the purpose of providing administrative, management and other services to Dominion and its subsidiaries (“Dominion Companies”) as a subsidiary service company; and

WHEREAS, the Company believes that it is in the interest of the Company to provide for an arrangement whereby the Company may, from time to time and at the option of the Company, agree to receive, and reimburse DRS for the cost of providing, such administrative, management and other services as set forth in Exhibit I hereto from DRS for the benefit of the Company, the MLP, and Cove Point Holdings (collectively, “Dominion MLP Companies”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

I. SERVICES OFFERED. Exhibit I hereto lists and describes all of the services that are available from DRS. DRS hereby offers to supply those services to the Company and for the benefit of the Dominion MLP Companies. Such services are and will be provided to the Company only at the request of the Company. DRS will provide such requested services using personnel from DRS and, if necessary, from nonaffiliated third parties in accordance with Section III herein.

II. INITIAL SERVICES SELECTED. Exhibit II lists the services from Exhibit I that (i) the Company hereby agrees to receive from DRS, and (ii) DRS hereby agrees to provide to the Company.

III. PERSONNEL. DRS will provide services by utilizing the services of such executives, accountants, financial advisers, technical advisers, attorneys, engineers, geologists and other persons as have the necessary qualifications.

If necessary, DRS, after consultation with the Company, may also arrange for the services of nonaffiliated experts, consultants and attorneys in connection with the performance of any of the services supplied under this Agreement.

IV. COMPENSATION AND ALLOCATION. DRS will provide such services at cost. Exhibit III hereof contains rules and methods for determining and allocating costs for DRS.

V. EFFECTIVE DATE. This Agreement is effective as of October 20, 2014 (the “Effective Date”).

VI. TERM. This Agreement shall commence on the Effective Date and shall remain in effect unless terminated earlier pursuant to Section VII(C).

VII. TERMINATION AND MODIFICATION.

A. Modification of Services. The Company may modify its selection of services at any time during the calendar year by giving DRS written notice of the additional services it wishes to receive, and/or the services it no longer wishes to receive, in Exhibit I from DRS. The requested modification in services shall take effect on the first day of the first calendar month beginning at least thirty (30) days after the Company sent written notice to DRS.

B. Modification of Other Terms and Conditions. No other amendment, change or modification of this Agreement shall be valid, unless made in writing and signed by all parties hereto.

C. Termination of this Agreement. The Company may terminate this Agreement by providing sixty (60) days advance written notice of such termination to DRS. DRS may terminate this Agreement by providing sixty (60) days advance written notice of such termination to the Company.

This Agreement shall be subject to the approval of any state commission or other state regulatory body whose approval is, by the laws of said state, a legal prerequisite to the execution and delivery or the performance of this Agreement.

VIII. NOTICE. Where written notice is required by this Agreement, said notice shall be deemed given when mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

a.	To the Company:

Dominion Midstream GP, LLC
120 Tredegar Street
Richmond, VA 23219

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With a Copy to:

Dominion Resources Services, Inc.
Law Department
120 Tredegar Street
Richmond, VA 23219
Attention: General Counsel

b.	To DRS:

Dominion Resources Services, Inc.
120 Tredegar Street
Richmond, VA 23219

With a Copy to:

Dominion Resources Services, Inc.
Law Department
120 Tredegar Street
Richmond, VA 23219
Attention: Managing Counsel and State Regulatory Team

IX. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Virginia, without regard to its conflict of laws provisions.

X. ENTIRE AGREEMENT. This Agreement, together with its exhibits, constitutes the entire understanding and agreement of the parties with respect to its subject matter, and effective upon the execution of this Agreement by the respective parties hereof and thereto, any and all prior agreements, understandings or representations with respect to this subject matter are hereby terminated and cancelled in their entirety and are of no further force and effect.

XI. WAIVER. No waiver by any party hereto of a breach of any provision of this Agreement shall constitute a waiver of any preceding or succeeding breach of the same or any other provision hereof.

XII. ASSIGNMENT. This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective successors and assigns. No assignment of this Agreement or any party’s rights, interests or obligations hereunder may be made without the other party’s consent, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that, subject to the requirements of applicable state and federal regulatory law, either party may assign its rights, interests or obligations under this Agreement to an “affiliated interest,” without the consent of the other party.

XIII. SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above mentioned.

DOMINION MIDSTREAM GP, LLC

By	/s/ G. Scott Hetzer
Name: G. Scott Hetzer
Title: Senior Vice President and Treasurer

DOMINION RESOURCES SERVICES, INC.

By	/s/ Carter M. Reid
	Name:	Carter M. Reid
	Title:	Senior Vice President – Chief Administrative and
Compliance Officer and Corporate Secretary

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EXHIBIT I

DESCRIPTION OF SERVICES OFFERED BY DRS

UNDER THIS DRS SERVICES AGREEMENT

1. Accounting. Provide advice and assistance to Dominion MLP Companies in accounting matters (development of accounting practices, procedures and controls, the maintenance of the general ledger and related subsidiary systems, the preparation and analysis of financial reports, and the processing of certain accounts such as accounts payable, accounts receivable, and payroll).

2. Auditing. Periodically audit the accounting records and other records maintained by Dominion MLP Companies and coordinate their examination, where applicable, with that of independent public accountants. The audit staff will report on their examination and submit recommendations, as appropriate, on improving methods of internal control and accounting procedures.

3. Legal and Regulatory. Provide advice and assistance with respect to legal and regulatory issues as well as regulatory compliance and matters under federal and state laws.

4. Information Technology, Electronic Transmission and Computer Services. Provide the organization and resources for the operation of an information technology function (development, implementation and operation of a centralized data processing facility and the management of a telecommunications network, and the central processing of computerized applications and support of individual applications in Dominion MLP Companies). Develop, implement, and process those computerized applications for Dominion MLP Companies that can be economically best accomplished on a centralized basis. Develop, implement, and process information technology risk management services and services for the secure protection and transmission of critical and sensitive data.

5. Software/Hardware Pooling. Accept from Dominion MLP Companies ownership of and rights to use, assign, license or sub-license all software owned, acquired or developed by or for Dominion MLP Companies which Dominion MLP Companies can and do transfer or assign to it and computer system hardware used with software and enhancements to which DRS has legal right. Preserve and protect the rights to all such software to the extent reasonable and appropriate under the circumstances; license Dominion MLP Companies, on a non-exclusive, no-charge or at-cost basis, to use all software which DRS has the right to sell, license or sub-license; and, at the relevant Dominion MLP Companies’ expense, permit Dominion MLP Companies to enhance any such software and license others to use all such software and enhancements to the extent that DRS shall have the legal right to so permit.

6. Human Resources. Advise and assist Dominion MLP Companies in the formulation and administration of human resources policies and programs relating to the relevant

Dominion MLP Companies’ labor relations, personnel administration, training, wage and salary administration, staffing and safety. Direct and administer all medical, health, and employee benefit and pension plans of Dominion MLP Companies. Provide systems of physical examination for employment and other purposes and direct and administer programs for the prevention of sickness. Advise and assist Dominion MLP Companies in the administration of such plans and prepare and maintain records of employee and company accounts under the said plans, together with such statistical data and reports as are pertinent to the plans.

7. Operations. Advise and assist Dominion MLP Companies in the following matters relating to operational capacity: (i) the preparation and coordination of studying, consulting, planning, designing, inspecting and engineering and construction of facilities of Dominion MLP Companies, (ii) the planning, engineering (including maps and records) and construction operations of Dominion MLP Companies, (iii) the performance of operations support services, plant and facilities operation, generation outage support, and maintenance and management services, and (iv) the planning, formulation and implementation of load retention, load shaping and conservation and efficiency programs, and integrated resource planning for supply-side plans and demand-side management programs. Develop long-range operational programs for Dominion MLP Companies and advise and assist each such Company in the coordination of such programs with the programs of the other Dominion subsidiaries, subject to federal and state codes and standards of conduct, as applicable. Manage Dominion MLP Companies’ purchase, movement, transfer, and accounting of fuel and gas volumes.

8. Executive and Administrative. Advise and assist Dominion MLP Companies in the solution of major problems and in the formulation and execution of the general plans and policies of Dominion MLP Companies. Advise and assist Dominion MLP Companies as to operations, the issuance of securities, the preparation of filings arising out of or required by the various federal and state securities, business, public utilities and corporation laws, the selection of executive and administrative personnel, the representation of Dominion MLP Companies before regulatory bodies, proposals for capital expenditures, budgets, financing, acquisition and disposition of properties, expansion of business, rate structures, public relationships and related matters.

9. Business Services. Perform: (i) general business support services (printing, mailing, records management and maintenance, and administrative and office services across the enterprise), (ii) office facilities operation (building maintenance and property management, lease/sublease management, and property sales services across the enterprise), (iii) security (physical security support, background investigations, and investigative services across the enterprise), (iv) travel (business-related ticketing, itinerary coordination, and reservations for airlines, train, rental cars, and hotels/lodging for Dominion MLP Company employees, officers, directors, etc.), (v) aviation (maintenance, operations, and aviation-related services for corporate-owned aircraft), and (vi) fleet services (fleet systems support, management of the acquisition/disposal function, maintenance functions, and fleet management across the entire enterprise).

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10. Risk Management. Advise and assist Dominion MLP Companies in securing requisite insurance, in the purchase and administration of all property, casualty and marine insurance, in the settlement of insured claims and in providing risk prevention advice.

11. Corporate Planning. Advise and assist Dominion MLP Companies in the study and planning of operations, budgets, economic forecasts, capital expenditures and special projects.

12. Supply Chain. Advise and assist Dominion MLP Companies in the procurement of real and personal property, materials, supplies and services, conduct purchase negotiations, prepare procurement agreements and administer programs of material control.

13. Rates. Advise and assist Dominion MLP Companies in the analysis of their rate structure in the formulation of rate policies, and in the negotiation of large contracts. Advise and assist Dominion MLP Companies in proceedings before regulatory bodies involving the rates and operations of Dominion MLP Companies and of other competitors where such rates and operations directly or indirectly affect Dominion MLP Companies.

14. Research. Investigate and conduct research into problems relating to production, utilization, testing, manufacture, transmission, storage and distribution of energy. Keep abreast of and evaluate for Dominion MLP Companies all research developments and programs of significance affecting Dominion MLP Companies and the energy industry, conduct research and development in promising areas and advise and assist in the solution of technical problems arising out of Dominion MLP Companies’ operations.

15. Tax. Advise and assist Dominion MLP Companies in the preparation of federal, state and other tax returns, generally advise Dominion MLP Companies as to any problems involving taxes, and provide due diligence in connection with acquisitions.

16. Corporate Secretary. Provide all necessary functions required of a publicly traded company. Coordinate information and activities among owners, the transfer agent, and Board of Directors. Provide direct services to security holders. Prepare and file required annual and interim reports to owners and the U.S. Securities and Exchange Commission. Conduct director meetings and ensure proper maintenance of corporate records.

17. Investor Relations. Provide fair and accurate analysis of Dominion MLP Companies and an outlook within the financial community. Enhance Dominion MLP Companies’ position in the energy industry. Balance and diversify owner investment in Dominion MLP Companies through a wide range of activities. Provide feedback to Dominion MLP Companies regarding investor concerns, trading and ownerships. Hold periodic analysts meetings, and provide various operating data as requested or required by investors.

18. Environmental Compliance. Provide consulting, cleanup, environmental permitting, environmental compliance support, biological and chemical services, environmental reporting, and environmental compliance plan preparation as required by Dominion MLP Companies to ensure full compliance with applicable environmental statutes and regulations. Track state and federal environmental regulations. Provide summaries and guidance for Dominion MLP Company personnel to ensure ongoing compliance.

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19. Customer Services. Provide services and systems dedicated to customer service, billing, remittance, credit, collections, customer relations, call centers, energy conservation support and metering.

20. Energy Marketing. Provide services and systems dedicated to energy marketing and trading of energy commodities, specifically the provision of all services related to emissions products, renewable energy products, environmental commodities (commodities derived from environmental attributes associated with qualifying types of generation that are required for compliance with applicable federal, state and local laws, as well as any voluntary additional reductions that the Company has elected to complete). Provide market, credit and operational risk management services and development of marketing and sales programs in physical and financial markets.

21. Treasury/Finance. Provide services related to managing all administrative activities associated with financing and the management of capital structure; cash, credit and risk management activities; investment and commercial banking relationships; oversight of decommissioning trust funds and general financing activities.

22. External Affairs. Provide services in support of corporate strategies for managing relationships with federal, state and local governments, agencies and legislative bodies. Formulate and assist with public relations, advertising, and external/internal communications programs and with the administration of corporate contribution and community affairs programs.

23. Office Space and Equipment. Provide use of land, buildings, furnishings, and equipment, and all costs related to these assets – i.e., property taxes, utilities, and maintenance.

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EXHIBIT II

SERVICES THE COMPANY AGREES TO RECEIVE FROM DRS

SERVICE		YES	NO
1.	Accounting	X
2.	Auditing	X
3.	Legal and Regulatory	X
4.	Information Technology, Electronic Transmission and Computer Services	X
5.	Software/Hardware Pooling	X
6.	Human Resources	X
7.	Operations	X
8.	Executive and Administrative	X
9.	Business Services	X
10.	Risk Management	X
11.	Corporate Planning	X
12.	Supply Chain	X
13.	Rates	X
14.	Research	X
15.	Tax	X
16.	Corporate Secretary	X
17.	Investor Relations	X
18.	Environmental Compliance	X
19.	Customer Services	X
20.	Energy Marketing	X
21.	Treasury/Finance	X
22.	External Affairs	X
23.	Office Space and Equipment	X

EXHIBIT III

METHODS OF ALLOCATION FOR DRS

DRS shall allocate costs among companies receiving service from it under this and similar service contracts using the following methods:

I.	The costs of rendering service by DRS will include all costs of doing business including interest on debt but excluding a return for the use of equity capital for which no charge will be made to Dominion Companies.

II.	A.	DRS will maintain a separate record of the expenses of each department. The expenses of each department will include:

1.	those expenses that are directly attributable to such department, and

2.	an appropriate portion of those office and housekeeping expenses that are not directly attributable to a department but which are necessary to the operation of such department.

B.	Expenses of the department will include salaries and wages of employees, rent and utilities, materials and supplies, depreciation, and all other expenses attributable to the department. The expenses of a department will not include:

1.	those incremental out-of-pocket expenses that are incurred for the direct benefit and convenience of an individual Dominion Company or group of Dominion Companies,

2.	DRS overhead expenses that are attributable to maintaining the corporate existence of DRS, and all other incidental overhead expenses including those auditing fees, internal auditing department expenses and accounting department expenses attributable to DRS.

C.	DRS will establish annual budgets for controlling the expenses of each department and for determining estimated costs to be included in interim monthly billing.

III.	A.	Employees in each department will be divided into two groups:

1.	Group A will include those employees rendering service to Dominion Companies, and

2.	Group B will include those office and general service employees, such as secretaries, file clerks and administrative assistants, who generally assist employees in Group A or render other housekeeping services and who are not engaged directly in rendering service to each Dominion Company or a group of Dominion Companies.

B.	Expenses set forth in Section II. above will be separated to show:

1.	salaries and wages of Group A employees, and

2.	all other expenses of the department.

C.	There will be attributed to each dollar of a Group A employee’s salary or wage, that percentage of all other expenses of such employee’s department (as defined in B above), that such employee’s salary or wage is to the total Group A salaries and wages of that department.

D.	Group A employees in each department will maintain a record of the time they are employed in rendering service to each Dominion Company or group of Dominion Companies. An hourly rate will be determined by dividing the total expense attributable to a Group A employee as determined under subsection C above by the productive hours reported by such employee.

IV.	The charge to the Dominion Company for a particular service will be determined by multiplying the hours reported by Group A employees in rendering such service to each Dominion Company by the hourly rates applicable to such employees. When such employees render service to a group of Dominion Companies, the charge to each Dominion Company will be determined by multiplying the hours attributable to the Dominion Company under the allocation formulas set forth in Section IX of this Exhibit by the hourly rates applicable to such employees.

V.	To the extent appropriate and practical, the foregoing computations of hourly rates and charges may be determined for groups of employees within reasonable salary range limits.

VI.	Those expenses of DRS that are not included in the annual expense of a department under Section II above will be charged to Dominion Companies receiving service as follows:

A.	Incremental out-of-pocket costs incurred for the direct benefit and convenience of a Dominion Company or group of Dominion Companies will be charged directly to such Dominion Company or group of Dominion Companies. Such costs incurred for a group of Dominion Companies will be allocated on the basis of an appropriate formula.

B.	DRS overhead expenses referred to in Section II above will be charged to the Dominion Company either on the proportion of direct charges to that Dominion Company or under the allocation formulas set forth in Section IX of this Exhibit.

VII.	Notwithstanding the foregoing basis of determining cost allocations for billing purposes, cost allocations for certain services involving machine operations, production or service units, or facilities cost will be determined on an appropriate basis established by DRS.

VIII.	Monthly bills will be issued for the services rendered to the Dominion Company on an actual basis. However, if such actual information is not available at the time of preparation of the monthly bill, estimates may be used. Estimates will normally be predicated on service department budgets and estimated productive hours of employees for the year. At the end of each quarter, estimated figures will be revised and adjustments will be made in amounts billed to give effect to such revision.

IX.	When Group A employees render services to a group of Dominion Companies, the following formulas shall be used to allocate the time of such employees to the individual Dominion Companies receiving such service (Each Dominion Company metric/Total Dominion Companies’ metrics):

A.	The Service Department or Function formulas to be used when employees render services to all Dominion Companies participating in such service, for the services indicated are set forth below.

Service Department or Function	Basis of Allocation
Accounting:
Payroll Processing	Number of Dominion Company employees on the previous December 31st.
Accounts Payable Processing	Number of Dominion Company accounts payable documents processed during the preceding year ended December 31st.
Fixed Assets Accounting	Dominion Company fixed assets added, retired or transferred during the preceding year ended December 31st.
Accounts Receivable Processing	Number of Dominion Company payments processed during the preceding year ended December 31st.

Service Department or Function	Basis of Allocation
Information Technology, Electronic Transmission and Computer Services and Software/Hardware Pooling:
LDC/EDC Computer Applications	Number of Dominion Company customers at the end of the preceding year ended December 31st.
Other Computer Applications, including Software/Hardware Pooling	Number of Dominion Company users or usage of specific computer systems at the end of the preceding year ended December 31st.
Network Computer Applications	Number of Dominion Company network devices at the end of the preceding year ended December 31st.
Telecommunications Applications	Number of Dominion Company telecommunications units at the end of the preceding year ended December 31st.

Human Resources:
Human Resources	The number of Dominion Company employees as of the preceding December 31st.

Business Services:
Energy Services	Dominion Company energy sale and deliveries for the preceding year ended December 31st.
Facility Services	Square footage of Dominion Company office space as of the preceding year ended December 31st.
Fleet Administration	Number of Dominion Company vehicles as of the preceding December 31st.
Security	The number of Dominion Company employees as of the preceding December 31st.
Gas Supply	Throughput of gas volumes purchased for each Dominion Company for the preceding year ended December 31st.

Risk Management:
Risk Management	Dominion Company insurance premiums for the preceding year ended December 31st.

Corporate Planning:
Corporate Planning	Total Dominion Company capitalization (Debt and Equity) recorded at preceding December 31st.

Supply Chain:
Purchasing	Dollar value of Dominion Company purchases for the preceding year ended December 31st.
Materials Management	Dominion Company material inventory assets as of the preceding year ended December 31st.

Tax:
Tax Accounting and Compliance	The sum of the total income and total deductions as reported for Dominion Consolidated Federal Income Tax purposes on the last return filed.

Service Department or Function	Basis of Allocation
Customer Services:
Customer Payment (Remittance) Processing	Number of Dominion Company customer payments processed during the preceding year ended December 31st.

Treasury/ Finance:
Treasury and Cash Management	Total Dominion Company capitalization (Debt and Equity) recorded at preceding December 31st.
Research	Dominion Company gross revenues recorded during the preceding year ended December 31st.

Office Space and Equipment:
Corporate Office and Electricity	Headcount at corporate offices as of the previous December 31st.

B.	Company Group Formulas to be used in the absence of a Service Department or Function formula or when service rendered by employees is for a different group of Dominion Companies than those companies regularly participating in such service:

Company Group	Basis of Allocation
All Dominion Companies (except DRS)	Total operating expenses, excluding purchased gas expense, purchased power expense (including fuel expense), other purchased products and royalties, depreciation, depletion, and amortization, and taxes other than income for the preceding year ended December 31st for the affected Dominion Companies.

C.	If the use of a basis of allocation would result in an inequity because of a change in operations or organization, then DRS may adjust the basis to effect an equitable distribution.

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